EXHIBIT 10(n)

FIRST AMENDMENT TO
CREDIT AGREEMENT

        THIS FIRST AMENDMENT (“Amendment”) dated as of May 31, 2005, by and between Knape & Vogt Manufacturing Company (“Company”) and Comerica Bank, a Michigan banking corporation (“Bank”).

RECITALS:

        A.        Company and Bank entered into a Credit Agreement dated as of August 8, 2003 (“Agreement”).

        B.        Company and Bank desire to amend the Agreement as hereinafter set forth.

        NOW, THEREFORE, the parties agree as follows:

        1.        The following definition in Section 1 of the Agreement is amended to read in its entirety as follows:

“‘Revolving Credit Maturity Date’ shall mean November 1, 2008.”

        2.        Sections 7.10 and 7.12 of the Agreement are amended to read in their entireties as follows:

“7.10 Maintain as of the end of each fiscal quarter a Leverage Ratio of not more than 2.0 to 1.0.

7.12 Maintain as of the end of each fiscal year Tangible Net Worth of not less than the following amounts:

Fiscal Year End	Amount
2005	$30,000,000
2006	$32,000,000
2007	$34,000,000
2008 and each year thereafter	$37,000,000

Notwithstanding the above, on the last day of each fiscal year of Company, the required Tangible Net Worth floor shall be adjusted to be equal to the amount stated above or, in the event Net Income is greater than $5,600,000, the Tangible Net Worth requirement for the fiscal year ending on such day plus an amount equal to 50% of net income of Company and its consolidated Subsidiaries for the fiscal year then ended, whichever is greater.”

        3.        Company hereby represents and warrants that; after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 6.1 through 6.11 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; and (c) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

        4.        Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

        5.        This Amendment shall be effective upon execution of this Agreement by Company and the Bank.

        IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK / / Bryce E. Tallant, Vice President	KNAPE & VOGT MANUFACTURING COMPANY / / Leslie J. Cummings, Vice President of Finance

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